UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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TARONIS FUELS, INC.
(Name of Registrant as Specified in Its Charter)

THOMAS WETHERALD TOBIAS WELO MARY PAT THOMPSON SERGEY VASNETSOV ANDREW MCCORMICK
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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THE CONCERNED SHAREHOLDERS	RETURN THE WHITE CONSENT CARD

March 21, 2021

Dear Taronis Shareholders and Employees,

The Concerned Shareholders are writing this letter and sending you this WHITE consent card to provide further insights into the reasoning and motivation behind our consent solicitation and to dispel certain falsehoods put forth by the incumbent Board of Directors. If you have returned a green revocation form, you have every right to change your vote and consent by returning the enclosed WHITE consent card. Returning the green revocation card will cancel your consent on the WHITE card.

DO NOT BE MISLED BY SCOTT MAHONEY AND THE TARONIS BOARD

We would like to start by addressing continued statements by the incumbent Board that we are trying to “seize” the Company “without paying a premium”. This is a patently ridiculous claim for a variety of reasons. First, to be clear, Mr. Wetherald and Mr. Welo are not acquiring the Company through this consent solicitation process. In fact, no equity ownership will change hands. We are simply seeking to replace the current ineffective board with what we believe is a highly qualified board that will produce superior results for shareholders.

Second, and equally important, the goal here is not to take over this Company for our personal benefit. In fact, the entire reason for initiating the consent solicitation process is to do just the opposite. In contrast to the Concerned Shareholders, who purchased their significant ownership stake in Taronis Fuels for $7.50 per share, the incumbent directors have instead extracted tremendous cash from Taronis Fuels for their own benefit, while historically refusing to take equity as compensation. The incumbent Board has acted as if Taronis Fuels is their own personal fiefdom, with an utter disregard for all other shareholders. In essence, these men have “seized” a meaningful portion of the Company’s cash, despite having very little stock ownership, let alone paying a premium for any shares. Our success and personal benefit will be fully aligned with every other equity owner. We will benefit only if you benefit, and the stock price goes up over time.

In our opinion, the incumbent Board has blatantly disregarded its core fiduciary duty to protect shareholders, as well as forgotten the fact that as a publicly traded company domiciled in the United States of America, Taronis Fuels is owned jointly by all shareholders, not Scott Mahoney nor the incumbent  Board of Directors. Let us not forget, the Taronis Fuels Board of Directors is tasked with protecting shareholders, and under Delaware law, shareholders have every right to replace an underperforming  Board, especially if it is clearly derelict in these duties. Unlike the incumbent Taronis Board, the goal of our slate of directors is to unambiguously partner in a strong and highly aligned fashion with fellow shareholders and employee-owners to grow this Company over the long run in a way that benefits all key stakeholders.

THE CONCERNED SHAREHOLDERS	RETURN THE WHITE CONSENT CARD

Despite the negative and misleading portrayal of the Concerned Shareholders by the incumbent Board, our motivation for pursuing a consent solicitation to replace the Board of Directors is not to radically cut costs and reduce critical growth investments. Mr. Wetherald’s background is as a small-cap growth investor and his investments have always been made with the goal of funding growth initiatives that enable companies to become much bigger over time, benefiting all shareholders and employees. In fact, Mr. Mahoney personally told Mr. Wetherald that prior to the two Kingswood offerings totaling over $20 million, that were led by Mr. Wetherald, the Company was literally out of money. Far from trying to hurt Taronis Fuels, the investors that participated in these offerings set out to both fix a balance sheet that had become overly burdened with debt under Mr. Mahoney’s tenure, as well as provide the Company with necessary growth capital. Of note, not one single member of the Taronis incumbent  Board of Directors participated in these efforts to fund the Company and enable future growth  initiatives. However, the incumbent directors were more than willing to take cash from the proceeds of these offerings, and other stock offerings, to pay themselves excessive cash salary and bonuses, even as the Company was desperate for capital to fund the purchase of inventory, pay vendors and pursue growth opportunities.

MR. WETHERALD AND MR. WELO ARE ALIGNED WITH ALL TARONIS SHAREHOLDERS

There can be no doubt that, despite all the negative rhetoric coming from the incumbent Board about the Concerned Shareholders’ intentions, when it comes to actually “putting your money where your mouth is”, Mr. Wetherald and Mr. Welo have proven themselves to be far more aligned with both shareholders and employees in their efforts to help fund and grow Taronis Fuels than the incumbent Board of Directors. It is very important to recognize the Concerned Shareholders entered this investment with a significant capital commitment and the intention not to break the Company down, but rather to build it up. The truth is we are intent on examining every potential growth opportunity for Taronis Fuels, including all MagneGas applications, all international opportunities and all growth avenues for the Company’s wholesale and retail gas businesses. We are particularly intrigued with the potential for MagneGas over time as a true differentiator and are strong believers in the long-duration growth opportunities for the Company’s wholesale and retail gas businesses.

However, to properly accomplish that goal, we must be open, honest and transparent with all relevant stakeholders, including employees, lenders and shareholders. It only makes sense to assess these growth opportunities with a fresh set of eyes, as despite relentless promotion by management, the Company has little to show so far for its MagneGas efforts and nothing to show for all its international investments to date. We must understand why this is the case. Rest assured, all potential high-returning growth opportunities will be pursued. It should go without saying that the Concerned Shareholders will, of course, eagerly seek the input of all key employees on how this can best be done, as they are the true experts. The proposed board is composed of highly engaged executives who have a history of working closely with their colleagues to grow companies and thereby create a variety of career opportunities for co-workers. The last thing we want to do is put the Company in a position where we would be required to reduce payroll and benefits by 40% in one fell swoop, as we have just seen take place at Taronis, as this would suggest that we have grossly failed to manage the business properly.

THE CONCERNED SHAREHOLDERS	RETURN THE WHITE CONSENT CARD

The incumbent Board’s claim that we are disrupting “positive momentum” in the business is both absurd and insulting to Taronis shareholders. Our goal with the initial investment always was, and always will be, to do nothing but accelerate momentum in the business. Despite repeated capital raises and seemingly endless dilution, the incumbent Board has shown a complete inability to produce sustainable financial success or create shareholder value. At both Taronis Technologies and Taronis Fuels, the incumbent Board has constantly said a brighter future is just around the corner. However, in hindsight, these have been false promises, particularly for shareholders, who have been diluted to no end. For shareholders in both companies, things have never gotten better, as both stocks have done nothing but go straight down in rapid fashion.

The Concerned Shareholders now understand this on an even more personal level after speaking with so many shareholders over the last few weeks who have shared their stories of financial loss and pain. It is factually true that the incumbent Board has never been able to generate any “positive momentum” in the share price that has benefitted shareholders and there is no reason to believe they will be able to do so now. We cannot identify a good reason for shareholders to give the incumbent Board one last chance. Unfortunately, history would indicate that if this were done, shares of Taronis Fuels will continue to follow those of Taronis Technologies and lose all of their value over time.

OUR COMMITMENT TO TARONIS SHAREHOLDERS

As a reminder, in stark contrast to the incumbent Board, Mr. Wetherald has promised to never take one cent of cash compensation or a single share of stock from the Company. This is despite the fact he personally has a larger ownership stake in the Company than the entire current Board, including CEO Mahoney, who have personally extracted millions of dollars from Taronis Fuels in the form of excessive salary and bonuses. This is because Mr. Wetherald strongly believes the only way to properly enable Taronis Fuels to reach its full potential is to fully align with both shareholders and employees to pursue a disciplined, transparent and capital efficient growth strategy. There should be no doubt in anyone’s mind that Mr. Wetherald and Mr. Welo will only benefit from their ownership stakes in Taronis Fuels if ALL their fellow shareholders and employees benefit as well over time. Nothing more and  nothing less.

In closing, the Concerned Shareholders would like to reiterate we have put forth a clear plan of action that is growth-oriented and returns focused. We plan to achieve these growth objectives in a realistic, fully transparent and capital efficient way. We very much look forward to working closely with all employees and fellow shareholders to help build Taronis Fuels into a leader in the industrial gas industry for decades to come.

Thank you for your interest and please support our efforts by returning the enclosed WHITE consent card. If you have any questions or need assistance voting, please call Saratoga Proxy at (212) 257-1311 or (888) 368-0379 or by email at info@saratogaproxy.com.

Thomas Wetherald          Tobias Welo

THE CONCERNED SHAREHOLDERS	RETURN THE WHITE CONSENT CARD

CONSENT INSTRUCTIONS

1.	Return each and every WHITE consent card you receive. We send each mailing to all holders whether you have already consented or not, since only your latest dated card counts.

2.	Even if you have already returned a WHITE consent card, please keep signing, dating and returning the WHITE consent cards you receive.

3.	DO NOT RETURN any green revocation card, even as a protest vote against Scott Mahoney and the Taronis Board.

4.	If you have returned a green card, a later-dated WHITE consent card will revoke the green card.

5.	If you want to support a new Taronis with an aligned highly qualified board, then never return any green cards and only return the WHITE card.